Exhibit 99.1

ECD Auto Design Completes Acquisition of Brand New Muscle Car Assets

KISSIMMEE/ FL / PRNewswire / April 25, 2024 / ECD Auto Design (Nasdaq:ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers and Jaguar E-Types announced today that it has completed its acquisition of certain assets from Brand New Muscle Car, a premier builder of classic American muscle cars for restricted stock of ECD to be valued at $1.25 million on the date of issuance.

Scott Wallace, CEO of ECD Auto Design said, “We are excited to complete our first acquisition as a publicly traded company and to begin designing and selling custom, one-of-one classic Ford Mustangs, among several other classic American muscle cars. The production of Mustangs will add a third production line to the company’s 100,000-square-foot Kissimmee, Florida facility. Production will begin in May and we anticipate the first new product rolling off the line in August. We are thrilled to have the opportunity to design and build some of the most iconic muscle cars in history through our unique and industry-leading client design process.

“The classic car ecosystem represents an addressable market of roughly $15 billion, and tapping into one of the largest models within that space enables ECDA to increase its presence amongst restomod enthusiasts.”

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic and the Jaguar E-Type. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design